Exhibit 10.11
AGREEMENT FOR PRIVATE REDEVELOPMENT
By and Between
JASPER COUNTY, IOWA
AND
CENTRAL IOWA ENERGY, LLC

AGREEMENT FOR
PRIVATE REDEVELOPMENT
     THIS AGREEMENT FOR PRIVATE REDEVELOPMENT (hereinafter called “Agreement”), is made on or as of the 21st day of November, 2006, by and among the COUNTY OF JASPER, IOWA, a political subdivision (hereinafter called “County”) of the State of Iowa acting under the authorization of Chapter 403 of the Code of Iowa, 2005, as amended (hereinafter called “Urban Renewal Act”) and CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company having an office for the transaction of business at 3426 East 28th Street North, Newton, Iowa (the “Developer”).
     WITNESSETH:
     WHEREAS, in furtherance of the objectives of the Urban Renewal Act, the County has undertaken a program for the clearance and reconstruction or rehabilitation of an economic development area in the County and, in this connection, is engaged in carrying out urban renewal project activities in an area known as the Amended Jasper County Urban Renewal Area, which area is described in Amendment No. 3 to the Urban Renewal Plan approved for such area by Resolution No. 06-87 on September 12, 2006; and
     WHEREAS, a copy of the foregoing Urban Renewal Plan has been recorded among the land records in the office of the Recorder of Jasper County, Iowa; and
     WHEREAS, the Developer owns or has the right to occupy certain real property located in the foregoing Amended Jasper County Urban Renewal Area as more particularly described in Exhibit A annexed hereto and made a part hereof (which property as so described is hereinafter referred to as the “Development Property”); and
     WHEREAS, the Developer is willing to cause certain improvements to be constructed on the Development Property and thereafter to cause the same to be operated in accordance with this Agreement; and
     WHEREAS, the County believes that the development of the Development Property pursuant to this Agreement and the fulfillment generally of this Agreement, are in the vital and best interests of the County and in accord with the public purposes and provisions of the applicable State and local laws and requirements under which the foregoing project has been undertaken and is being assisted.

     NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:
ARTICLE I. DEFINITIONS
     Section 1.1. Definitions. In addition to other definitions set forth in this Agreement, all capitalized terms used and not otherwise defined herein shall have the following meanings unless a different meaning clearly appears from the context:
     Agreement means this Agreement and all appendices hereto, as the same may be from time to time modified, amended or supplemented.
     Assessment Agreement means the Minimum Assessment Agreement, substantially in the form of the agreement contained in Exhibit D attached hereto and hereby made a part of this Agreement, among the Developer, the County and the Assessor for the County, entered into pursuant to Section 6.8 of this Agreement.
     Assessor’s Minimum Actual Value means the agreed minimum actual value of the Development Property for calculation and assessment of real property taxes, as set forth in the Assessment Agreement.
     Certificate of Completion means a certification in the form of the certificate attached hereto as Exhibit C and hereby made a part of this Agreement, provided to the Developer pursuant to Section 3.4 of this Agreement.
     Code means the Code of Iowa, 2005, as amended.
     Construction Plans means the plans, specifications, drawings and related documents reflecting the construction work to be performed by the Developer on the Development Property; the Construction Plans shall be as detailed as the plans, specifications, drawings and related documents which are submitted to the building inspector of the County as required by applicable County codes.
     County means the County of Jasper, Iowa.
     Developer means Central Iowa Energy, LLC, an Iowa limited liability company, and its successors and assigns.

     Development Property means that portion of the Amended Jasper County Urban Renewal Area of the County described in Exhibit A hereto.
     Event of Default means any of the events described in Section 10.1 of this Agreement.
     First Mortgage means any Mortgage granted to secure any loan made pursuant to either a mortgage commitment obtained by the Developer from a commercial lender or other financial institution to fund any portion of the construction costs and initial operating capital requirements of the Minimum Improvements, or all such Mortgages as appropriate.
     Full Time Employment Unit means either (i) a “full time” employee who works at least 37.5 hours per week or 1,950 hours per year or (ii) any combination of “part time” employees, who, in the aggregate, work at least 1,950 hours per year.
     Minimum Improvements shall consist of the construction of a thirty (30) million gallon annual production biodiesel processing plant, together with all related site improvements described in the Construction Plans, as outlined in Exhibit B hereto.
     Mortgage means any mortgage or security agreement in which the Developer has granted a mortgage or other security interest in the Development Property, or any portion or parcel thereof, or any improvements constructed thereon.
     Net Proceeds means any proceeds paid by an insurer to the Developer under a policy or policies of insurance required to be provided and maintained by the Developer, as the case may be, pursuant to Article V of this Agreement and remaining after deducting all expenses (including fees and disbursements of counsel) incurred in the collection of such proceeds.
     Project shall mean the construction of the Minimum Improvements on the Development Property, as described in this Agreement.
     Public Improvements means the sanitary sewer improvements to be constructed by the County to provide service to the Minimum Improvements, which improvements have been designated by the County as the NE Service Area Sanitary Sewer Improvements Phase 4.
     State means the State of Iowa.

     Termination Date means the date of termination of this Agreement, as established in Section 10.8 of this Agreement.
     Unavoidable Delays means delays resulting from acts or occurrences outside the reasonable control of the party claiming the delay including but not limited to storms, floods, fires, explosions or other casualty losses, unusual weather conditions, strikes, boycotts, lockouts or other labor disputes, delays in transportation or delivery of material or equipment, litigation commenced by third parties, or the acts of any federal, State or local governmental unit (other than the County).
     Urban Renewal Plan means Amendment No. 3 to the Urban Renewal Plan approved in respect of the Amended Jasper County Urban Renewal Area, described in the preambles hereof.
ARTICLE II. REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of the County. The County makes the following representations and warranties:
     (a) The County is a political subdivision organized under the provisions of the Constitution and the laws of the State and has the power to enter into this Agreement and carry out its obligations hereunder.
     (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a breach of, the terms, conditions or provisions of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the County is now a party or by which it is bound, nor do they constitute a default under any of the foregoing.
     Section 2.2. Representations and Warranties of Developer. The Developer makes the following representations and warranties:
     (a) The Developer is an Iowa limited liability company duly organized and validly existing under the laws of the State of Iowa, is authorized to conduct business in the State of Iowa and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, and to enter into and perform its obligations under the Agreement.
     (b) This Agreement has been duly and validly authorized, executed and delivered by the Developer and, assuming due authorization, execution and delivery by the County, is in full force and effect and is a valid and legally binding instrument of the Developer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally.
     (c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a violation or breach of, the terms, conditions or provisions of the articles of organization or operating agreement of the Developer or of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the Developer is now a party or by which it or its property is bound, nor do they constitute a default under any of the foregoing.
     (d) There are no actions, suits or proceedings pending or threatened against or affecting the Developer in any court or before any arbitrator or before or by any governmental body in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business (present or prospective), financial position or results of operations of the Developer or which in any manner raises any questions affecting the validity of the Agreement or the Developer’s ability to perform its obligations under this Agreement.
     (e) The Developer will cause the Minimum Improvements to be constructed in accordance with the terms of this Agreement, the Urban Renewal Plan and all local, State and federal laws and regulations, except for variances necessary to construct the Minimum Improvements contemplated in the Construction Plans.
     (f) The Developer will use its best efforts to obtain, or cause to be obtained, in a timely manner, all required permits, licenses and approvals, and will meet, in a timely manner, all requirements of all applicable local, State, and federal laws and regulations which must be obtained or met before the Minimum Improvements may be lawfully constructed.

     (g) The acquisition of the Development Property and the construction of the Minimum Improvements will require a total investment of not less than $38,000,000.
     (h) The Developer has not received any notice from any local, State or federal official that the activities of the Developer with respect to the Development Property may or will be in violation of any environmental law or regulation (other than those notices, if any, of which the County has previously been notified in writing). The Developer is not currently aware of any State or federal claim filed or planned to be filed by any party relating to any violation of any local, State or federal environmental law, regulation or review procedure applicable to the Development Property, and the Developer is not currently aware of any violation of any local, State or federal environmental law, regulation or review procedure which would give any person a valid claim under any State or federal environmental statute with respect thereto.
     (i) The Developer has firm commitments for construction or acquisition and permanent financing for the Project in an amount sufficient, together with equity commitments, to successfully complete the Minimum Improvements in accordance with the Construction Plans contemplated in this Agreement.
     (j) The Developer will cooperate fully with the County in resolution of any traffic, parking, trash removal or public safety problems which may arise in connection with the construction and operation of the Minimum Improvements.
     (k) The Developer expects that, barring Unavoidable Delays, the Minimum Improvement will be substantially completed by March 31, 2007.
     (l) The Developer would not undertake its obligations under this Agreement without the construction by the County of the Public Improvements described in this Agreement.
ARTICLE III. CONSTRUCTION OF MINIMUM IMPROVEMENTS
     Section 3.1. Construction of Minimum Improvements. The Developer agrees that it will cause the Minimum Improvements to be constructed on the Development Property in conformance with the Construction Plans submitted to the County. The Developer agrees that the scope and scale of the Minimum Improvements to be constructed shall not be significantly less than the scope and scale of the Minimum Improvements as detailed and outlined in the Construction Plans, and shall in no event require a total investment of less than $38,000,000.

     Section 3.2. Construction Plans. The Developer shall cause Construction Plans to be provided for the Minimum Improvements which shall be subject to approval by the County as provided in this Section 3.2. The Construction Plans shall be in conformity with the Urban Renewal Plan, this Agreement, and all applicable State and local laws and regulations. The County shall approve the Construction Plans in writing if: (a) the Construction Plans conform to the terms and conditions of this Agreement; (b) the Construction Plans conform to the terms and conditions of the Urban Renewal Plans; (c) the Construction Plans conform to all applicable federal, State and local laws, ordinances; rules and regulation and County permit requirements; (d) the Construction Plans are adequate for purposes of this Agreement to provide for the construction of the Minimum Improvements and (e) no Event of Default under the terms of this Agreement has occurred; provided, however, that any such approval of the Construction Plans pursuant to this Section 3.2 shall constitute approval for the purposes of this Agreement only and shall not be deemed to constitute approval or waiver by the County with respect to any building, fire, zoning or other ordinances or regulation of the County, and shall not be deemed to be sufficient plans to serve as the basis for the issuance of a building permit if the Construction Plans are not as detailed or complete as the plans otherwise required for the issuance of a building permit. The site plans submitted to the building official of the County for the Development Property and the surrounding areas where the Minimum Improvements are to be constructed by the Developer shall be adequate to serve as the Construction Plans, if such site plans are approved by the building official.
     Approval of the Construction Plans by the County shall not relieve the Developer of any obligation to comply with the terms and provisions of this Agreement, or the provision of applicable federal, State and local laws, ordinances and regulations, nor shall approval of the Construction Plans by the County be deemed to constitute a waiver of any Event of Default.
     Approval of Construction Plans hereunder is solely for purposes of this Agreement, and shall not constitute approval for any other County purpose nor subject the County to any liability for the Minimum Improvements as constructed.
     Section 3.3. Commencement and Completion of Construction. Subject to Unavoidable Delays, the Developer shall cause construction of the Minimum Improvements to be undertaken and completed (i) by no later than March 31, 2007 or (ii) by such other date as the parties shall mutually agree upon in writing. Time lost as a result of Unavoidable Delays shall be added to extend this date by a number of days equal to the number of days lost as a result of Unavoidable Delays. All work with respect to the Minimum Improvements to be constructed or provided by the Developer shall be in conformity with the Construction Plans approved by the building official or any amendments thereto as may be approved by the building official.
     The Developer agrees that it shall permit designated representatives of the County, upon reasonable notice to the Developer (which does not have to be written), to enter upon the Development Property during the construction of the Minimum Improvements to inspect such construction and the progress thereof.
     Section 3.4. Certificate of Completion. Upon written request of the Developer after issuance of an occupancy permit for the Minimum Improvements, the County will furnish the Developer with a Certificate of Completion in the recordable form, in substantially the form set forth in Exhibit C attached hereto. Such Certificate of Completion shall be conclusive determination of satisfactory termination of the covenants and conditions of this Agreement with respect to the obligations of the Developer to construct the Minimum Improvements.
     The Certificate of Completion may be recorded in the proper office for the recordation of deeds and other instruments pertaining to the Development Property at the Developer’s sole expense. If the County shall refuse or fail to provide a Certificate of Completion in accordance with the provisions of this Section 3.4, the County shall, within twenty (20) days after written request by the Developer, provide the Developer with a written statement indicating in adequate detail in what respects the Developer has failed to complete the Minimum Improvements in accordance with the provisions of this Agreement, or is otherwise in default under the terms of this Agreement, and what measures or acts it will be necessary, in the opinion of the County, for the Developer to take or perform in order to obtain such Certificate of Completion.
ARTICLE IV. INSURANCE
     Section 4.1. Insurance Requirements.
     (a) The Developer will provide and maintain or cause to be maintained at all times during the process of constructing the Minimum Improvements (and, from time to time at the request of the County, furnish the County with proof of payment of premiums on ):
          (i) Builder’s risk insurance, written on the so-called “Builder’s Risk — Completed Value Basis”, in an amount equal to one hundred percent (100%) of the insurable value of the Minimum Improvements at the date of completion, and with coverage available in nonreporting form on the so-called “all risk” form of policy;
          (ii) Comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, completed operations and contractual liability insurance) together with an Owner’s Contractor’s Policy with limits against bodily injury and property damage of not less than $500,000 for each occurrence (to accomplish the above-required limits, an umbrella excess liability policy may be used); and
          (iii) Worker’s compensation insurance, with statutory coverage.
     (b) Upon completion of construction of the Minimum Improvements and at all times prior to the Termination Date, the Developer shall maintain, or cause to be maintained, at its cost and expense (and from time to time at the request of the County shall furnish proof of the payment of premiums on) insurance as follows:
          (i) Insurance against loss and/or damage to the Minimum Improvements under a policy or policies covering such risks as are ordinarily insured against by similar businesses, including (without limitation the generality of the foregoing) fire, extended coverage, vandalism and malicious mischief, explosion, water damage, demolition cost, debris removal, and collapse in an amount not less than the full insurable replacement value of the Minimum Improvements. No policy of insurance shall be so written that the proceeds thereof will produce less than the minimum coverage required by the preceding sentence, by reason of co-insurance provisions or otherwise, without the prior consent thereto in writing by the County. The term “full insurable replacement value” shall mean the actual replacement cost of the Minimum Improvements (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items) and equipment, and shall be determined from time to time at the request of the County, but not more frequently than once every three years, by an insurance consultant or insurer selected and paid for by the Developer and approved by the County.
          (ii) Comprehensive general public liability insurance, including personal injury liability for injuries to persons and/or property, including any injuries resulting from the operation of automobiles or other motorized vehicles on or about the Development Property, in the minimum amount for each occurrence and for each year of $1,000,000.
          (iii) Such other insurance, including worker’s compensation insurance respecting all employees of the Developer, in such amount as is customarily carried by like organizations engaged in like activities of comparable size and liability exposure; provided that the Developer may be self-insured with respect to all or any part of its liability for worker’s compensation.
     (c) All insurance required by this Article to be provided prior to the Termination Date shall be taken out and maintained in responsible insurance companies selected by the Developer which are authorized under the laws of the State to assume the risks covered thereby. The Developer will deposit annually with the County copies of policies evidencing all such insurance, or a certificate or certificates or binders of the respective insurers stating that such insurance is in force and effect. Unless otherwise provided in this Article, each policy shall contain a provision that the insurer shall not cancel or modify it without giving written notice to the Developer and the County at least thirty (30) days before the cancellation or modification becomes effective. Not less than fifteen (15) days prior to the expiration of any policy, the Developer shall furnish the County evidence satisfactory to the County that the policy has been renewed or replaced by another policy conforming to the provisions of this Article, or that there is no necessity therefor under the terms hereof. In lieu of separate policies, the Developer may maintain a single policy, or blanket or umbrella policies, or a combination thereof, which provide the total coverage required herein, in which event the Developer shall deposit with the County a certificate or certificates of the respective insurers as to the amount of coverage in force upon the Minimum Improvements.
     (d) The Developer agrees to notify the County immediately in the case of damage exceeding $50,000 in amount to, or destruction of, the Minimum Improvements or any portion thereof resulting from fire or other casualty. Net Proceeds of any such insurance shall be paid directly to the Developer, and the Developer will forthwith repair, reconstruct and restore the Minimum Improvements to substantially the same or an improved condition or value as they existed prior to the event causing such damage and, to the extent necessary to accomplish such repair, reconstruction and restoration, the Developer will apply the Net Proceeds of any insurance relating to such damage received by the Developer to the payment or reimbursement of the costs thereof.
     (e) The Developer shall complete the repair, reconstruction and restoration of the Minimum Improvements, whether or not the Net Proceeds of insurance received by the Developer for such purposes are sufficient.
ARTICLE V. COVENANTS OF THE DEVELOPER
     Section 5.1. Maintenance of Properties. The Developer will maintain, preserve and keep its properties (whether owned in fee or a leasehold interest), including but not limited to the Minimum Improvements, in good repair and working order, ordinary wear and tear accepted, and from time to time will make all necessary repairs, replacements, renewals and additions.
     Section 5.2. Maintenance of Records. The Developer will keep at all times proper books of record and account in which full, true and correct entries will be made of all dealings and transactions of or in relation to the business and affairs of the Developer in accordance with generally accepted accounting principles, consistently applied throughout the period involved, and the Developer will provide reasonable protection against loss or damage to such books of record and account.
     Section 5.3. Compliance with Laws. The Developer will comply with all laws, rules and regulations relating to the Minimum Improvements, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, would not have a material adverse effect on the business, property, operations, or condition, financial or otherwise, of the Developer.
     Section 5.4. Non-Discrimination. In operating the Minimum Improvements, the Developer shall not discriminate against any applicant, employee or tenant because of race, creed, color, sex, national origin, age or disability. The Developer shall ensure that applicants, employees and tenants are considered and are treated without regard to their race, creed, color, sex, national origin, age or disability.
     Section 5.5. Employment Commitment. The Developer agrees to create at least twenty (20) new Full Time Employment Units at the completed Minimum Improvements and to maintain all such Full Time Employment Units at said location until at least the Termination Date set forth in Section 10.8 hereof.
     Section 5.6. Annual Certification. To assist the County in monitoring and performance of the Developer hereunder, a duly authorized officer of the Developer shall annually certify to the County (a) the number of Full Time Employment Units at the Minimum Improvements as of January 1, 2009 and as of the first day of each of the preceding eleven (11) months, and (b) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, and during the preceding twelve (12) months, the Developer is not, or was not, in default in the fulfillment of any of the terms and conditions of this Agreement and that no Event of Default (or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default) is occurring or has occurred as of the date of such certificate or during such period, or if the signer is aware of any such default, event or Event of

Default, said officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, has been taken or is proposed to be taken with respect thereto. Such certificate shall be provided not later than January 10 of each year, commencing January 10, 2009 and ending on January 10, 2015, both dates inclusive.
     Section 5.7. Real Property Taxes. The Developer shall pay, when due and before delinquency, all real property taxes and assessments payable with respect to all and any parts of the Development Property until the Developer’s obligations have been assumed by another party pursuant to the provisions of this Agreement. The Developer agrees that prior to the Termination Date:
(a)	It will not protest or otherwise seek through the exercise of legal or administrative remedies any reduction in the actual value assigned by the Assessor of the County for property tax purposes of the Minimum Improvements or any part of the Development Property; and

(b)	It will not seek administrative or judicial review of the applicability or constitutionality of any tax statute relating to the taxation of property contained on the Development Property determined by any tax official to be applicable to the Development Property, the Minimum Improvements or the Developer, or raise the inapplicability or constitutionality of any such tax statute as a defense in any proceedings, including delinquent tax proceedings; and

(c)	It will not seek any tax deferral or abatement, either presently or prospectively authorized under Chapters 403 or 404 of the Code, or any other state or federal law, of the taxation of real property contained on the Development Property.
     Section 5.8. Execution of Assessment Agreement. The Developer agrees to enter into an Assessment Agreement with the County, as of the date of this Agreement, pursuant to the provisions of Section 403.6(19) of the Code of Iowa, specifying the Assessor’s Minimum Actual Value for the Development Property and the Minimum Improvements for calculation of real property taxes. Specifically, the Developer shall agree to a minimum actual value for the Development Property and the Minimum Improvements which will result in a minimum actual value as of January 1, 2008 of not less than $4,500,000 (such minimum actual value is herein referred to as the “Assessor’s Minimum Actual Value”). Nothing in the Assessment Agreement shall limit the discretion of the Assessor to assign an actual value to the property in excess of such Assessor’s Minimum Actual Value nor prohibit the Developer from seeking through the exercise of legal or administrative remedies a reduction in such actual value for property tax purposes; provided, however, that the Developer shall not seek a reduction of such actual value below the Assessor’s Minimum Actual Value in any year so long as the Assessment Agreement shall remain in effect. The Assessment Agreement shall remain in effect until the Termination Date. The Assessment Agreement shall be certified by the Assessor for the County as provided in Iowa Code Section 403.6(19) and shall be filed for record in the office of the County Recorder of the County, and such filing shall constitute notice to any subsequent encumbrancer or purchaser of the Development Property (or part thereof), whether voluntary or involuntary, and such Assessment Agreement shall be binding and enforceable in its entirety against any such subsequent purchaser or encumbrancer, and against the holder of any prior Mortgage consenting thereto.
     Section 5.9. No Voluntary Annexation. The Developer agrees that prior to the Termination Date it will not, under any circumstances, seek to have the Development Property annexed into or otherwise to become located within the corporate limits of the City of Newton, or consent in any manner to any such annexation of the Development Property, either as presently or as may prospectively be authorized under Chapter 368 of the Code or any other State law.
ARTICLE VI. ASSIGNMENT AND TRANSFER
     Section 6.1. Status of the Developer; Transfer of Substantially All Assets. As security for the obligations of the Developer under this Agreement, the Developer represents and agrees that, prior to the issuance of the Certificate of Completion and prior to the Termination Date, the Developer will maintain its existence as a limited liability company and will not wind up or otherwise dispose of all or substantially all of its assets or assign its interest in this Agreement to any other party unless (i) the transferee partnership, corporation, limited liability company or individual assumes in writing all of the obligations of the Developer under this Agreement and (ii) the County consents thereto in writing in advance thereof.
ARTICLE VII. PUBLIC IMPROVEMENTS
     Section 7.1. Construction of Public Improvements. The parties recognize and agree that the Public Improvements shall be undertaken and constructed pursuant to contracts let by the County for that purpose. Subject to Unavoidable Delays and to compliance with all public bidding requirements applicable thereto, the County shall cause construction of the Public Improvements to be undertaken and completed by the County by no later than December 31, 2006, or by such other date as the parties shall mutually agree upon in writing, all in accordance with the prevailing technical specifications, standards and practices of the County. In each instance, time lost as a result of Unavoidable Delays shall be added to extend these dates by a number of days equal to the number of days lost as a result of Unavoidable Delays.
     Section 7.2. Financing of Public Improvements. The County shall finance the costs of construction of the Public Improvements to be undertaken and completed by it on such terms and conditions as it shall determine to be satisfactory. The Developer recognizes that the Public Improvements to be undertaken and completed by the County will be financed largely from the proceeds of the sale of general obligation bonds or notes by the County, and agrees that such bonds or notes may be sold on such terms and conditions, bear such interest rates, mature at such times and in such amounts as the County shall determine to be reasonably acceptable to it. The County’s obligation to issue said bonds or notes for such purposes shall be subject in all respects to Unavoidable Delays and to satisfaction of all conditions required (in the judgment of bond counsel for the County) by the Code with respect to the issuance of general obligation bonds or notes for such purposes.
ARTICLE VIII. INDEMNIFICATION
     Section 8.1. Release and Indemnification Covenants.
     (a) The Developer releases the County and the governing body members, officers, agents, servants and employees thereof (hereinafter, for purposes of this Article VIII, the “indemnified parties”) from, covenant and agree that the indemnified parties shall not be liable for, and agree to indemnify, defend and hold harmless the indemnified parties against, any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Minimum Improvements.
     (b) Except for any willful misrepresentation or any willful or wanton misconduct or any unlawful act of the indemnified parties, the Developer agrees to protect and defend the indemnified parties, now or forever, and further agree to hold the indemnified parties harmless, from any claim, demand, suit, action or other proceedings whatsoever by any person or entity whatsoever arising or purportedly arising from (i) any violation of any agreement or condition of this Agreement (except with respect to any suit, action, demand or other proceeding brought by the Developer against the County to enforce its rights under this Agreement), (ii) the acquisition and condition of the

Development Property and the construction, installation, ownership, and operation of the Minimum Improvements or (iii) any hazardous substance or environmental contamination located in or on the Development Property.
     (c) The indemnified parties shall not be liable for any damage or injury to the persons or property of the Developer or its officers, agents, servants or employees or any other person who may be about the Minimum Improvements due to any act of negligence of any person, other than any act of negligence on the part of any such indemnified party or its officers, agents, servants or employees.
     (d) All covenants, stipulations, promises, agreements and obligations of the County contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the County, and not of any governing body member, officer, agent, servant or employee of the County in the individual capacity thereof.
     (e) The provisions of this Article shall survive the termination of this Agreement.
ARTICLE IX. REMEDIES
     Section 9.1. Events of Default Defined. The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:
     (a) Failure by the Developer to cause the construction of the Minimum Improvements to be commenced and completed pursuant to the terms, conditions and limitations of Article III of this Agreement;
     (b) Transfer of any interest in this Agreement or the assets of the Developer in violation of the provisions of Article VI of this Agreement;
     (c) Failure by the Developer to substantially observe or perform any covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement;
     (d) The holder of any Mortgage on the Development Property, or any improvements thereon, or any portion thereof, commences foreclosure proceedings as a result of any default under the applicable Mortgage documents;
     (e) The Developer shall:

          (A) file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act of 1978, as amended, or under any similar federal or state law; or
          (B) make an assignment for the benefit of its creditors; or
          (C) admit in writing its inability to pay its debts generally as they become due; or
          (D) be adjudicated a bankrupt or insolvent; or if a petition or answer proposing the adjudication of the Developer as a bankrupt or its reorganization under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or a receiver, trustee or liquidator of the Developer or the Minimum Improvements, or part thereof, shall be appointed in any proceedings brought against the Developer, and shall not be discharged within ninety (90) days after such appointment, or if the Developer shall consent to or acquiesce in such appointment; or
     (f) Any representation or warranty made by the Developer in this Agreement, or made by the Developer in any written statement or certificate furnished by the Developer pursuant to this Agreement, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date of the issuance or making thereof.
     Section 9.2. Remedies on Default. Whenever any Event of Default referred to in Section 9.1 of this Agreement occurs and is continuing, the County, as specified below, may take any one or more of the following actions after (except in the case of an Event of Default under subsections (e) or (f) of said Section 9.1) the giving of thirty (30) days’ written notice by the County to the Developer and the holder of the First Mortgage (but only to the extent the County has been informed in writing of the existence of a First Mortgage and been provided with the address of the holder thereof) of the Event of Default, but only if the Event of Default has not been cured within said thirty (30) days, or if the Event of Default cannot reasonably be cured within thirty (30) days and the Developer does not provide assurances reasonably satisfactory to the County that the Event of Default will be cured as soon as reasonably possible:
          (a) The County may suspend its performance under this Agreement until it receives assurances from the Developer, deemed adequate by the County, that the Developer will cure its default and continue its performance under this Agreement;

          (b) The County may terminate this Agreement;
          (c) The County may withhold the Certificate of Completion;
          (d) The County may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to enforce performance and observance of any obligation, agreement, or covenant of the Developer, as the case may be, under this Agreement; or
          (e) The County shall be entitled to recover from the Developer, and the Developer shall re-pay to the County, an amount equal to the sum of all costs incurred by the County in connection with the construction of the Public Improvements under Article VII hereof, and the County may take any action, including any legal action it deems necessary, to recover such amount from the Developer.
     Section 9.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the County is intended to be exclusive of any other available remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
     Section 9.4. No Implied Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.
     Section 9.5. Agreement to Pay Attorneys’ Fees and Expenses. Whenever any Event of Default occurs and the County shall employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Developer herein contained, the Developer agrees that it shall, on demand therefor, pay to the County the reasonable fees of such attorneys and such other expenses as may be reasonably and appropriately incurred by the County in connection therewith.

ARTICLE X. MISCELLANEOUS
     Section 10.1. Conflict of Interest. The Developer represents and warrants that, to its best knowledge and belief after due inquiry, no officer or employee of the County, or its designees or agents, nor any consultant or member of the governing body of the County, and no other public official of the County who exercises or has exercised any functions or responsibilities with respect to the Project during his or her tenure, or who is in a position to participate in a decision-making process or gain insider information with regard to the Project, has had or shall have any interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work or services to be performed in connection with the Project, or in any activity, or benefit therefrom, which is part of the Project at any time during or after such person’s tenure.
     Section 10.2. Notices and Demands. A notice, demand or other communication under this Agreement by any party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, and

     (a) In the case of the Developer, is addressed or delivered personally to the Developer at 3426 East 28th Street North, Newton, Iowa 50208; Attn: Jim Johnston, Chairman; and
     (b) In the case of the County, is addressed to or delivered personally to the County at Courthouse, P.O. Box 944, Newton, Iowa 50208; Attn: Chairperson, Board of Supervisors
or to such other designated individual or officer or to such other address as any party shall have furnished to the other in writing in accordance herewith.
     Section 10.3. Titles of Articles and Sections. Any titles of the several parts, Articles, and Sections of this Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.
     Section 10.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.
     Section 10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.
     Section 10.6. Entire Agreement. This Agreement and the exhibits hereto reflect the entire agreement between the parties regarding the subject matter hereof, and supersedes and replaces all prior agreements, negotiations or discussions, whether oral or written. This Agreement may not be amended except by a subsequent writing signed by all parties hereto.
     Section 10.7. Successors and Assigns. This Agreement is intended to and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     Section 10.8. Termination Date. This Agreement shall terminate and be of no further force or effect on and after June 30, 2015.
     IN WITNESS WHEREOF, the County has caused this Agreement to be duly executed in its name and behalf by its Chairperson and its seal to be hereunto duly affixed and attested by its Auditor, the Developer has caused this Agreement to be duly executed in its name and behalf by its Chairman, all on or as of the day first above written.

(SEAL)	JASPER COUNTY, IOWA
	By:	/s/ Max Worthington
Chairperson, Board of Supervisors

ATTEST:
By:	/s/ Dennis Parrott
County Auditor

CENTRAL IOWA ENERGY, LLC
By:	/s/ James Johnston
Its: Chairman

STATE OF IOWA	)
	)	SS
COUNTY OF JASPER	)
     On this 21st day of November, 2006, before me a Notary Public in and for said County, personally appeared Max Worthington and Dennis Parrott to me personally known, who being duly sworn, did say that they are the Chairperson and County Auditor, respectively of Jasper County, Iowa, a political subdivision, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said political subdivision, and that said instrument was signed and sealed on behalf of said political subdivision by authority and resolution of its Board of Supervisors and said Chairperson and County Auditor acknowledged said instrument to be the free act and deed of said political subdivision by it voluntarily executed.

SEAL	CONNIE L. RARIDON	/s/ Connie L. Raridon
	Commission Number 190481	Notary Public in and for Jasper County, Iowa
My Commission Expires
6-03-09

STATE OF Iowa	)
	)	SS
COUNTY OF Jasper	)
     On this 20th day of November, 2006, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared Jim Johnston, to me personally known, who, being by me duly sworn, did say that he is the Chairman of Central Iowa Energy, LLC, and that said instrument was signed on behalf of said limited liability company; and that the said Jim Johnston as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said company, by him voluntarily executed.

SEAL	CONNIE L. RARIDON	/s/ Connie L. Raridon
	Commission Number 190481	Notary Public in and for said County and State
My Commission Expires
6-03-09

EXHIBIT A
DEVELOPMENT PROPERTY
     The Development Property is described as consisting of all that certain parcel or parcels of land located in the County of Jasper, State of Iowa, more particularly described as follows:
Part of the Southwest Quarter of the Southwest Quarter of Section 13 and part of the Northwest Quarter of the Northwest Quarter of Section 24, all in Township 80 North, Range 19 West of the 5th P.M., Jasper County, Iowa, described as:
Beginning at the Northwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 90°00’00” East, 667.16 feet along the North line of said Southwest Quarter of the Southwest Quarter of Section 13; thence South 42°48’40” East, 837.64 feet; thence South 47°11’20” West, 1705.05 feet to the West line of said Northwest Quarter of the Northwest Quarter of Section 24; thence North 00°45’35” East, 460.65 feet along said West line to the Southwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 00°21’45” East, 1312.63 feet along the West line of said Southwest Quarter of the Southwest Quarter of Section 13 to the point of beginning. Containing 29.92 acres subject to highway.

EXHIBIT B
MINIMUM IMPROVEMENTS
     The Minimum Improvements shall consist of the construction of a thirty (30) million gallon annual production biodiesel processing plant, all as set forth in the Construction Plans and being as more particularly shown and in substantially the same configuration and scope as the Site Plan attached hereto and made a part hereof.
     All construction, signage (if any) and landscaping shall be in accordance with said Site Plans and with the Construction Plans and the Urban Renewal Plan.

EXHIBIT C
CERTIFICATE OF COMPLETION
     WHEREAS, the Jasper County, Iowa (the “County”) and Central Iowa Energy, LLC, an Iowa limited liability company having an office for the transaction of business at 3426 East 28th Street North, Newton, Iowa (the “Developer”), did on or about the 21st day of November, 2006, make, execute and deliver, each to the other, an Agreement for Private Redevelopment (the “Agreement”), wherein and whereby the Developer agreed, in accordance with the terms of the Agreement, to develop and maintain certain real property located within the County and as more particularly described as follows:
Part of the Southwest Quarter of the Southwest Quarter of Section 13 and part of the Northwest Quarter of the Northwest Quarter of Section 24, all in Township 80 North, Range 19 West of the 5th P.M., Jasper County, Iowa, described as:
Beginning at the Northwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 90°00’00” East, 667.16 feet along the North line of said Southwest Quarter of the Southwest Quarter of Section 13; thence South 42°48’40” East, 837.64 feet; thence South 47°11’20” West, 1705.05 feet to the West line of said Northwest Quarter of the Northwest Quarter of Section 24; thence North 00°45’35” East, 460.65 feet along said West line to the Southwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 00°21’45” East, 1312.63 feet along the West line of said Southwest Quarter of the Southwest Quarter of Section 13 to the point of beginning. Containing 29.92 acres subject to highway.
(together, the “Development Property”); and
     WHEREAS, the Agreement incorporated and contained certain covenants and restrictions with respect to the development of the Development Property, and obligated the Developer to construct certain Minimum Improvements (as defined therein) in accordance with the Agreement; and
     WHEREAS, the Developer has to the present date performed said covenants and conditions insofar as they relate to the construction of said Minimum Improvements in a manner deemed by the County to be in conformance with the approved building plans to permit the execution and recording of this certification.
     NOW, THEREFORE, pursuant to Section 3.4 of the Agreement, this is to certify that all covenants and conditions of the Agreement with respect to the obligations of the Developer, and its successors and assigns, to construct the Minimum Improvements on the Development Property have been completed and performed by the Developer and are hereby released absolutely and forever terminated insofar as they apply to the land described herein. The County Recorder of Jasper County is hereby authorized to accept for recording and to record the filing of this instrument, to be a conclusive determination of the satisfactory termination of the covenants and conditions of said Agreement with respect to the construction of the Minimum Improvements on the Development Property.
     All other provisions of the Agreement shall otherwise remain in full force and effect until termination as provided therein.

(SEAL)	JASPER COUNTY, IOWA
	By:	/s/ Max Worthington
Chairperson

ATTEST:

By:	/s/ Dennis Parrott County Auditor

STATE OF IOWA COUNTY OF JASPER	) ) )	SS
     On this 21st day of November, 2006, before me a Notary Public in and for said County, personally appeared Max Worthington and Dennis Parrott to me personally known, who being duly sworn, did say that they are the Chairperson and County Auditor, respectively of Jasper County, Iowa, a political subdivision, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said political subdivision, and that said instrument was signed and sealed on behalf of said political subdivision by authority and resolution of its Board of Supervisors and said Chairperson and County Auditor acknowledged said instrument to be the free act and deed of said political subdivision by it voluntarily executed.

SEAL	CONNIE L. RARIDON Commission Number 190481 My Commission Expires 6-03-09	/s/ Connie L. Raridon Notary Public in and for Jasper County, Iowa

EXHIBIT D
MINIMUM ASSESSMENT AGREEMENT
          THIS MINIMUM ASSESSMENT AGREEMENT, dated as of this 21st day of November, 2006, by and among JASPER COUNTY, IOWA, (the “County”), CENTRAL IOWA ENERGY, LLC (the “Developer”), and the COUNTY ASSESSOR for the County of Jasper, Iowa (the “Assessor”).
WITNESSETH:
     WHEREAS, on or before the date hereof the County and Developer have entered into an Agreement for Private Redevelopment dated as of 21st day of November, 2006 (the “Agreement”) regarding certain real property located in the County legally described as follows:
Part of the Southwest Quarter of the Southwest Quarter of Section 13 and part of the Northwest Quarter of the Northwest Quarter of Section 24, all in Township 80 North, Range 19 West of the 5th P.M., Jasper County, Iowa, described as:
Beginning at the Northwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 90°00’00” East, 667.16 feet along the North line of said Southwest Quarter of the Southwest Quarter of Section 13; thence South 42°48’40” East, 837.64 feet; thence South 47°11’20” West, 1705.05 feet to the West line of said Northwest Quarter of the Northwest Quarter of Section 24; thence North 00°45’35” East, 460.65 feet along said West line to the Southwest corner of said Southwest Quarter of the Southwest Quarter of Section 13; thence North 00°21’45” East, 1312.63 feet along the West line of said Southwest Quarter of the Southwest Quarter of Section 13 to the point of beginning. Containing 29.92 acres subject to highway.
(the “Development Property”); and
          WHEREAS, it is contemplated that pursuant to said Agreement, the Developer will undertake the development of the Development Property, which is within the “Amended Jasper County Urban Renewal Area”; and

          WHEREAS, pursuant to Section 403.6 of the Code of Iowa, as amended, the County and the Developer desire to establish a minimum actual value for the land and improvements thereon to be constructed by the Developer pursuant to the Agreement (defined therein as the “Minimum Improvements”); and
          WHEREAS, the County and the Assessor have reviewed the preliminary plans and specifications for the Minimum Improvements which it is contemplated will be erected.
          NOW, THEREFORE, the parties to this Minimum Assessment Agreement, in consideration of the promises, covenants and agreements made by each other, do hereby agree as follows:
          1. Upon substantial completion of construction of the above-referenced Minimum Improvements, but no later than January 1, 2008, the minimum actual taxable value which shall be fixed for assessment purposes for the Development Property and the Minimum Improvements to be constructed thereon shall be not less than $4,500,000 (the “Minimum Actual Value”) until termination of this Minimum Assessment Agreement. The parties hereto expect that the construction of the above-referenced Minimum Improvements will be substantially completed on or before March 31, 2007.
          Nothing herein shall be deemed to waive the rights of the Developer under Iowa Code Section 403.6(19) to contest that portion of any actual value assignment made by the Assessor in excess of the Minimum Actual Value established herein. In no event, however, shall the Developer seek to reduce the actual value assigned below the Minimum Actual Value established herein during the term of this Agreement.
          2. The Minimum Actual Value herein established shall be of no further force and effect and this Minimum Assessment Agreement shall terminate on June 30, 2015.
          3. This Minimum Assessment Agreement shall be promptly recorded by the Developer with the Recorder of Jasper County, Iowa. The Developer shall pay all costs of recording.
          4. Neither the preambles nor provisions of this Minimum Assessment Agreement are intended to, or shall be construed as, modifying the terms of the Agreement between the County and the Developer.
          5. This Minimum Assessment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

JASPER COUNTY, IOWA

		By:	/s/ Max Worthington

Chairperson

ATTEST:

By:	/s/ Dennis Parrott County Auditor

CENTRAL IOWA ENERGY, LLC

		By:	/s/ James Johnston

			Its:	Chairman

STATE OF IOWA	)
	)	SS
COUNTY OF JASPER	)
          On this 21st day of November, 2006, before me a Notary Public in and for said County, personally appeared Max Worthington and Dennis Parrott to me personally known, who being duly sworn, did say that they are the Chairperson and County Auditor, respectively of Jasper County, Iowa, a political subdivision, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said political subdivision, and that said instrument was signed and sealed on behalf of said political subdivision by authority and resolution of its Board of Supervisors and said Chairperson and County Auditor acknowledged said instrument to be the free act and deed of said political subdivision by it voluntarily executed.

SEAL	CONNIE L. RARIDON	/s/ Connie L. Raridon
	Commission Number 190481	Notary Public in and for Jasper County, Iowa
My Commission Expires
6-03-09

STATE OF Iowa	)
	)	SS
COUNTY OF Jasper	)
          On this 20th day of November, 2006, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared Jim Johnston, to me personally known, who, being by me duly sworn, did say that he is the Chairman of Central Iowa Energy, LLC, and that said instrument was signed on behalf of said limited liability company; and that the said Jim Johnston as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said company, by him voluntarily executed.

SEAL	CONNIE L. RARIDON Commission Number 190481 My Commission Expires 6-03-09	/s/ Connie L. Raridon Notary Public in and for said County and State

CERTIFICATION OF ASSESSOR
          The undersigned, having reviewed the plans and specifications for the Minimum Improvements to be constructed and the market value assigned to the land upon which the Minimum Improvements are to be constructed, and being of the opinion that the minimum market value contained in the foregoing Minimum Assessment Agreement appears reasonable, hereby certifies as follows: The undersigned Assessor, being legally responsible for the assessment of the property described in the foregoing Minimum Assessment Agreement, upon completion of Minimum Improvements to be made on it and in accordance with the Minimum Assessment Agreement, certifies that the actual value assigned to such land and improvements upon completion shall not be less than $4,500,000 until termination of this Minimum Assessment Agreement pursuant to the terms hereof.

/s/ John M. Deegan
Jasper County Assessor for Jasper County, Iowa

11/21/06 Date

STATE OF IOWA	)
	)	SS
COUNTY OF JASPER	)
          Subscribed and sworn to before me by John M. Deegan, County Assessor for Jasper County, Iowa.

/s/ Connie L. Raridon

Notary Public in and for Jasper County, Iowa

11/21/06
Date

SEAL	CONNIE L. RARIDON
Commission Number 190481
My Commission Expires
6-03-09

CONSENT
          The undersigned, as holder of a Mortgage (as defined in the Agreement) on the Development Property, hereby consents to the foregoing Minimum Actual Value and agrees to be bound by the terms of this Minimum Assessment Agreement.

F & M Bank
By:	/s/ Daniel J. Hassman
Its: President

STATE OF Iowa	)
	)	SS
COUNTY OF Marshall	)
          On this 20th day of November, 2006, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared Daniel J. Hassman, to me personally known, who, being by me duly sworn, did say that he/she is the President of F & M Bank, and that said instrument was signed on behalf of said Corporation; and that said Daniel J. Hassman as such person acknowledged the execution of said instrument to be the voluntary act and deed of himself/herself, by him/her voluntarily executed.

SEAL	MARSHA GASKILL	/s/ Marsha Gaskill
	Notarial Seal - Iowa	Notary Public in and for said County and State
Commission #154296
My Commission Expires 12-14-07